PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated November 13, 2009)	Registration No. 333-162870

RADIENT PHARMACEUTICALS CORPORATION

________________

UNITS CONSISTING OF
3,289,285 SHARES
OF COMMON STOCK and
WARRANTS TO PURCHASE
1,644,643 SHARES OF COMMON STOCK
________________

     Pursuant to this prospectus supplement and the accompanying prospectus, we are offering Units comprised of 3,289,285 shares of our common stock and warrants to purchase up to 1,644,643 shares of our common stock to two institutional investors. The offering price will be $0.28 per share of common stock, for a total offering of $921,000.  Throughout this Prospectus, reference to shares of common stock sold pursuant to this offering or a per share offering price refers only to the 3,289,285 shares of common stock included in the Unit, it does not include the shares of common stock underlying the Warrants.

      Prior to September 25, 2009, the name of our Company was AMDL, Inc. and our common stock was traded under the symbol “ADL”.  On September 25, 2009, we changed our name to Radient Pharmaceuticals Corporation.  Our common stock trades on the NYSE Amex under the trading symbol “RPC”. As of November 30, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $6,553,200, based on 17,439,319 shares of outstanding common stock, and a price of $0.43 per share, which was the last reported sale price of our common stock as quoted on the NYSE Amex on such date. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

     We have retained Jesup & Lamont Securities Corporation to act as placement agent for us in connection with the shares offered by this prospectus supplement.

     Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this prospectus supplement under the caption “Risk Factors” starting on page S-4 of this prospectus supplement and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is incorporated herein by reference in its entirety.

	Per Share	Total
Public offering price per share (1)	$0.28	$921,000
Warrant exercise price (2)	$1.25	$-
Placement Agent’s fee (3)	$-	$73,680
Proceeds to us (before expenses)	$-	$921,000

(1)	The per share price refers only to the price for each share of straight common stock underlying the Units, it does not include the shares of common stock underlying the Warrants underlying the Units.
(2)	We are disclosing the exercise price of the Warrants for clarification purposes; we did not receive any proceeds from the sale of Warrants underlying the Units, we will only receive proceeds from the Warrants if and when they are exercised.
(3)	The Placement Agent shall receive a cash fee equal to 6% of the gross proceeds of the Offering, and a non-accountable expense allowance equal to (a) 2% of the gross proceeds of the Offering less (b) the actual amount of accountable expenses paid to or on behalf of the Placement Agent prior to the closing of this Offering; they will also receive a warrant to purchase 2% of the shares of common stock sold in the Offering.

The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor is it required to sell any specific number or dollar amount of the shares of common stock offered hereby, but will use its reasonable efforts to sell the shares of common stock offered.

  We expect that delivery of the shares of common stock being offered under this prospectus supplement will be made to investors on or about December 2, 2009.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jesup & Lamont Securities Corporation

The date of this prospectus supplement is December 2, 2009

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TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary	S-1
Risk Factors	S-4
Special Note Regarding Forward-Looking Statements	S-5
Use of Proceeds	S-5
Determination of Offering Price	S-5
Plan of Distribution	S-5
Legal Matters	S-6
Where You Can Find More Information	S-6
PROSPECTUS
Forward-looking Statements	1
About This Prospectus	1
Prospectus Summary	3
Risk Factors	9
Use of Proceeds	15
Plan of Distribution	15
Description of Common Stock	16
Legal Matters	16
Experts	16
Available Information	16
Incorporation of Certain Documents by Reference	17

     You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may offer from time to time shares of our common stock, preferred stock and warrants. We have 100% remaining under our shelf registration statement prior to the sale of any of the shares of our common stock in this offering.  In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement.  In this prospectus supplement, we provide you with the specific information about the shares of our common stock that we are selling in this offering.  This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing.  This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus.  You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” before investing in shares of our common stock.

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PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the entire accompanying prospectus, including the “Risk Factors” section beginning on page S-4 of this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

Radient Pharmaceuticals Corporation is a vertically integrated pharmaceutical company with the following operations:

●	Manufacturer and Distributor of Onko-Sure™ a Proprietary In-Vitro Diagnostic (IVD) Cancer Test;
●	Distribution of Elleuxe brand of Anti-Aging Skin Care Products; and
●	A Cancer Therapeutics Technology.

Our Revised Strategic Focus

Until recently, we were focused on the production and distribution of pharmaceutical products through our subsidiaries located in the People’s Republic of China.  After the deconsolidation of our Chinese subsidiaries, we have recently refocused our core business strategy and market focus to the international commercialization of Onko-Sure™  and Elleuxe products.  On September 25, 2009, we changed our name from “AMDL, Inc.” to “Radient Pharmaceuticals Corporation.” We believe Radient Pharmaceuticals as a brand name has considerable market appeal and reflects our new corporate direction and branding statements.

We are now actively engaged in the research, development, manufacturing, sale and marketing of in vitro diagnostic (IVD) and high-end skin care products.  We have focused our business strategy on the international commercialization and next generation product development for both of these products.  All of these business units focus on the development, manufacturing, distribution and sales of high-quality medical diagnostic products, generic pharmaceuticals, nutritional supplements, and cosmetics in the United States, Canada, China, Chile, Europe, India, Korea, Taiwan, Vietnam and other markets throughout the world.

For the first 9 months of 2009, we generated approximately $138,000 in the sales of Onko-Sure™  IVD cancer diagnostic test kits, which is an increase of approximately 100% in sales of this product over the same period for 2008. We currently anticipate generating approximately $300,000 in aggregate sales in 2009 from the Onko-Sure™  IVD cancer diagnostic test kits. We also anticipated that we will begin commercialized sales of our Elleuxe brand of skin care products by the end of the second quarter of 2010. These two business segments are anticipated to be our largest revenue producing products in the near future. We believe that subject to receipt of adequate financing, these products will significantly increase in 2010 due to the creation of distribution agreements that are anticipated to move the IVD cancer diagnostic test kits and the Elleuxe brand of skin care products into broad commercial channels in markets throughout the world. However, the success of our distribution strategy for these products in 2010 is dependent upon a number of factors including obtaining adequate financing before the end of 2009.  We will need to obtain at least $2,000,000 in additional financing during the fourth quarter of 2009, in order to execute our distribution plan for 2010.  If we are unable to raise sufficient funds, our distribution strategy may not be able to be implemented at the rate we anticipate which will have a material adverse effect on anticipated 2010 revenues.

 During the third quarter of 2009, it became apparent to the Company’s management that the working relationship with management of its operations in China was becoming increasingly strained. Accordingly, the Company deemed it appropriate to seek alternative means of monetizing its investment.  There were several issues that caused the Company to conclude accordingly, including, but not limited to:

●	Non responsiveness by the management in China to requests by Company management for financial information;
●	Non responsiveness by management in China to requests for transfer of Company funds to bank accounts under corporate control;
●	Lack of timely communication with Corporate management concerning significant decisions made by management in China concerning the disposal of the YYB subsidiary; and
●	Lack of timely communication with corporate officers concerning operations in China.

Effective September 29, 2009 (the “Effective Date”), based on unanimous consent of the Company’s board of directors and an executed binding agreement (the “Agreement”) between the Company and Henry Jia, Frank Zheng and Yuan Da Xia (collectively, the “JPI Shareholders”), the Company deconsolidated all activity of JPI.

Based on the Agreement and in accordance with current accounting guidelines, the Company deconsolidated JPI as of the date the Company ceased to have a controlling financial interest, which was effective September 29, 2009.  In accordance with the Agreement, the Company exchanged its shares of JPI for non-voting shares of preferred stock, relinquished all rights to past and future profits, surrendered its management positions and agreed to non-authoritative minority role on its board of directors.

Based on the Company’s evaluation of current accounting guidance, it was determined that the Company did not maintain significant influence over the investee and, accordingly, has recorded such investment in accordance with the cost method.

Corporate Information

     Our facilities and executive offices are located at 2492 Walnut Avenue, Suite 100, Tustin, California 92780-7039, and our contact is Akio Ariura, Chief Operating Officer, Telephone (714) 505-4460. Additional information about us is available on our website at www.radient-pharma.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus. Our common stock is currently traded on the NYSE Amex under the symbol “RPC.”

The Offering

Securities offered	Units comprised of 3,289,285 shares of our common stock and warrants to purchase up to 1,644,643 shares of our common stock, up to a maximum of 5,000,000 shares total

Common stock to be outstanding after this offering	20,728,604 shares

Manner of offering	The sale of shares of our common stock will be made pursuant to one or more subscription agreements between us and each of the selected institutional investors. See “Plan of Distribution.”

Use of proceeds
We intend to use the net proceeds from the sale of our common stock under this prospectus supplement for working capital and general corporate purposes. General corporate purposes may include capital expenditures. See “Use of Proceeds.”

NYSE Amex symbol	RPC

The total number of shares of our common stock outstanding after this offering is based on 17,439,319 shares outstanding as of November 30, 2009, and as of that date excluded:

●	9,068,745 shares of our common stock issuable upon exercise of warrants outstanding at a weighted price of $2.10 per share;

●	1,284,424 shares of our common stock issuable on conversion of our outstanding 10% convertible notes at $1.20 per share; and,

●
1,074,219 shares of common stock issuable on conversion of the $555,556 12% Convertible Note at an exercise price of no less than $0.64 per share and a warrant to purchase 500,000 shares of common stock at $0.65 per share, both subject to certain anti-dilution provisions.

●	896,000 shares of common stock issuable upon exercise of options granted to our officers and directors.
Unless otherwise specifically stated, information throughout this prospectus supplement assumes that none of our outstanding warrants to purchase shares of our common stock are exercised.

RISK FACTORS

     Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, those risks described in the sections entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus incorporated herein and those risks described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each contained in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission and is incorporated herein by reference in its entirety, as well as other information in this prospectus supplement, the accompanying prospectus, in any other documents incorporated by reference, and in any Current Report on Form 8-K filed subsequent to our Annual Report on Form 10-K, before purchasing any of our common stock. Each of the risks described in these sections and documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned above.

 Risks Related to this Offering

Our publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of our common stock.

     The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

     A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

     Upon completion of this offering and assuming the sale of all 3,289,285 shares of our common stock offered pursuant to this prospectus supplement, we will have approximately 20,728,604 shares of our common stock outstanding and 15,474,945 shares of common stock equivalents (including shares of our preferred stock and convertible notes that could be converted into shares of our common stock).

Additional Risks Related to our Business, Industry and an Investment in our Common Stock

     For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 15, 2009, as well as the disclosures contained in documents filed by us thereafter pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference into, and deemed to be a part of, the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management.

      Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to conduct clinical trials of our product candidates and the results of such trials, our preclinical studies, as well as risks and uncertainties relating to future capital needs, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, dependence on our collaborators, litigation and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” and contained in any supplements to this prospectus, and in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

     In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

     We estimate that the gross proceeds to us from this offering will be approximately $921,000. We currently intend to use the net proceeds from the sale of our common stock under this prospectus supplement for working capital and general corporate purposes. General corporate purposes may include capital expenditures. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

DETERMINATION OF OFFERING PRICE

     We determined the offering price of the common stock being offered by this prospectus supplement based principally on negotiations between us, the placement agent and the selected institutional investors and on our consideration of the closing prices (including high, low and average prices) and trading volumes of our common stock on the NYSE Amex primarily during the 30 trading days preceding the date we determined the offering price. No independent appraisal or valuation was obtained in determining the offering price. The offering price in this offering reflects a discount of approximately 35% from the reported closing price per share of our common stock of $0.43 on November 30, 2009.

PLAN OF DISTRIBUTION

     We have entered into a placement agent agreement with Jesup & Lamont Securities Corp. pursuant to which Jesup & Lamont Securities Corp. is acting as our exclusive placement agent and will use reasonable efforts to arrange for the sale to selected institutional investors of up to 3,289,285 shares we are offering by this prospectus supplement. The placement agent has no obligation to buy any of the common stock from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the common stock.

     We will enter into subscription agreements directly with the investors in connection with this offering. Under the terms of the placement agent agreement and the form of subscription agreements we make certain representations, warranties and covenants, including, relating to the absence of a stop order suspending the effectiveness of the registration statement of which this prospectus supplement and the accompanying base prospectus are a part, the absence of any material adverse change in our business, and compliance with state securities laws.

     We currently anticipate the closing of the sale of the common stock on or about December 2, 2009. On such closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the securities being sold by us on such closing date;

●	we will deliver shares of common stock being sold on such closing date in book-entry form; and

●	we will pay Jesup & Lamont Securities Corp. a placement agent fee in accordance with the terms of the placement agent agreement.

     We have agreed to pay the placement agent a cash placement fee equal to 6% of the gross proceeds of this offering, and a non-accountable expense allowance equal to (a) 2% of the gross proceeds of this offering (excluding any proceeds received upon exercise of the over-allotment option, if any) less (b) the actual amount of accountable expenses paid to or on behalf of the Placement Agent prior to the closing of this offering. As a result, assuming all of the securities offered pursuant to this prospectus supplement are issued and sold by us, we will pay the placement agent a cash fee equal to $73,680.  In addition the placement agent will receive warrants equal to 2% of the shares of common stock underlying the Units purchased by the investors, not including the shares of common stock underlying the warrants contained in the Units.  The placement agent warrants will be deemed compensation by FINRA and therefore will be subject to a minimum 180 day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules.

     There is no minimum offering amount required as a condition to closing in this offering. Accordingly, we may sell substantially fewer than 3,289,285 shares, in which case our net proceeds would be substantially reduced and the total fee payable to the placement agent may be substantially less than the maximum total set forth above.

     We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from the placement agent’s engagement as exclusive placement agent in connection with this offering. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

     The placement agent agreement with the placement agent will be filed as an exhibit to a Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

     The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

     The placement agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business.

Our common stock currently is traded on the NYSE Amex under the symbol “RPC.” The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

LEGAL MATTERS

 The validity of the shares of common stock offered hereby will be passed upon by Leser Hunter Taubman & Taubman, New York, New York.  Certain legal matters in connection with this offering will be passed upon for the placement agent by Hodgson Russ LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus supplement. However, this prospectus supplement does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.radient-pharma.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PROSPECTUS

RADIENT PHARMACEUTICALS CORPORATION

UNITS COMPRISED OF
3,289,285 SHARES OF OUR COMMON STOCK AND
WARRANTS TO PURCHASE UP TO
1,644,643 SHARES OF COMMON STOCK

This prospectus relates to shares of common stock of Radient Pharmaceuticals Corporation.  From time to time, we may offer up to 5,000,000 shares of common stock described in this prospectus, either in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. You should read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in any securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.  If any agents, dealers or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of such agents, dealers or underwriters and any applicable fees, commissions or discounts.

We will use the net proceeds received from the sale of the shares for general corporate purposes.

Prior to September 25, 2009, the name of our Company was AMDL, Inc. and our common stock was traded under the symbol “ADL”.  On September 25, 2009, we changed our name to Radient Pharmaceuticals Corporation.  Our common stock trades on the NYSE Amex under the trading symbol “RPC”. On November 30, 2009, the closing price of our common stock on the NYSE Amex was $0.43 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Our principal executive offices are located at 2492 Walnut Avenue, Suite 100, Tustin, California 92780, and our telephone number is (714) 505-4460.

We will supplement this prospectus from time to time by filing supplement as required. You are urged to carefully read this prospectus, the prospectus supplement relating to any specific offering of securities and all information incorporated by reference herein and therein.

________________

Investing in our securities offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning at page 9 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.
________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

________________

The date of this prospectus is December 2, 2009.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to conduct clinical trials of our product candidates and the results of such trials, our preclinical studies, as well as risks and uncertainties relating to future capital needs, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, dependence on our collaborators, litigation and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” above and contained in any supplements to this prospectus, and in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, in one or more offerings, up to a total amount of 5,000,000 shares, including shares underlying warrants. This prospectus provides you with a general description of the common stocks we may offer. Each time we offer a certain amount of common stocks under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Available Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

   You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We and the selling stockholders have not, authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in either this prospectus or in one of our public reports filed with the SEC and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Except where the context requires otherwise, in this prospectus, “Radient Pharma” “company,” “we,” “us,” and “our” refer to Radient Pharmaceuticals Corporation, a Delaware corporation, and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” and the other information incorporated by reference into this prospectus. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

Radient Pharmaceuticals Corporation is a vertically integrated pharmaceutical company with the following operations:

●	Manufacturer and Distributor of Onko-Sure™ a Proprietary In-Vitro Diagnostic (IVD) Cancer Test;
●	Distribution of Elleuxe brand of Anti-Aging Skin Care Products; and,
●	A Cancer Therapeutics Technology.

Our Revised Strategic Focus

Until recently, we were focused on the production and distribution of pharmaceutical products through our subsidiaries located in the People’s Republic of China.  After the deconsolidation of our Chinese subsidiaries, we have recently refocused our core business strategy and market focus to the international commercialization of Onko-Sure™  and Elleuxe products.  On September 25, 2009, we changed our name from “AMDL, Inc.” to “Radient Pharmaceuticals Corporation.” We believe Radient Pharmaceuticals as a brand name has considerable market appeal and reflects our new corporate direction and branding statements.

We are now actively engaged in the research, development, manufacturing, sale and marketing of in vitro diagnostic (IVD) and high-end skin care products.  We have focused our business strategy on the international commercialization and next generation product development for both of these products.  All of these business units focus on the development, manufacturing, distribution and sales of high-quality medical diagnostic products, generic pharmaceuticals, nutritional supplements, and cosmetics in the United States, Canada, China, Chile, Europe, India, Korea, Taiwan, Vietnam and other markets throughout the world.

For the first 9 months of 2009, we generated approximately $138,000 in the sales of Onko-Sure™  IVD cancer diagnostic test kits, which is an increase of approximately 100% in sales of this product over the same period for 2008. We currently anticipate generating approximately $300,000 in aggregate sales in 2009 from the Onko-Sure™  IVD cancer diagnostic test kits. We also anticipated that we will begin commercialized sales of our Elleuxe brand of skin care products by the end of the second quarter of 2010. These two business segments are anticipated to be our largest revenue producing products in the near future. We believe that, subject to receipt of adequate financing, these products will significantly increase in 2010 due to the creation of distribution agreements that are anticipated to move the IVD cancer diagnostic test kits and the Elleuxe brand of skin care products into broad commercial channels in markets throughout the world. However, the success of our distribution strategy for these products in 2010 is dependent upon a number of factors including obtaining adequate financing before the end of 2009.  We will need to obtain at least $2,000,000 in additional financing during the fourth quarter of 2009, in order to execute our distribution plan for 2010.  If we are unable to raise sufficient funds, our distribution strategy may not be able to be implemented at the rate we anticipate which will have a material adverse effect on anticipated 2010 revenues.

We have reclassified our China pharmaceutical manufacturing and distribution business (conducted through JPI subsidiary) as a business investment, rather than a consolidated operating subsidiary of our Company.

ONKO-SURE™ IN-VITRO DIAGNOSTICS

Onko-Sure™ Kit

The Company’s Onko-Sure™  in- vitro diagnostic test enables physicians and their patients to effectively monitor and/or detect solid tumor cancers by measuring the accumulation of specific breakdown products in the blood called Fibrin and Fibrinogen Degradation Products (FDP).  Onko-Sure TM  is a simple, non-invasive blood test used for the detection and/or monitoring of 14 different types of cancer including: lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, and pancreatic. Onko-Sure™  can be a valuable diagnostic tool in the worldwide battle against cancer, the second leading cause of death worldwide. Onko-Sure™  serves the IVD cancer/oncology market which, according to Bio-Medicine.org, is growing at an 11% compounded annual growth rate.

Onko-Sure™  is sold as a blood test for cancer in Europe (CE Mark certified), India, Taiwan, Korea, Vietnam, and in Chile (research use); approved in the U.S.  for the monitoring of colorectal cancer (CRC); approved in Canada (by Health Canada) for lung cancer detection and lung cancer treatment monitoring; and in many key markets, has the significant potential to be used as a general cancer screening test.

The product is manufactured at the Company’s Tustin, California based facilities and is sold to third party distributors, who then sell directly to Clinical Laboratory Improvement Amendments certified reference laboratories in the United States as well as clinical reference labs, hospital laboratories and physician operated laboratories in the international market. The Company’s test kits are currently being sold to one diagnostic reference laboratory in the United States.  During the third quarter of 2009, the Company entered into the following distribution agreements:

●
Exclusive five year distribution agreement with Grifols USA, LLC during the third quarter of 2009.  This distribution agreement allows Grifols USA, LLC to market and sell Onko-Sure™ for the monitoring of colorectal cancer to hospitals, clinical laboratories, clinics and other health care organizations in the United States of America and Puerto Rico.

●	Exclusive two year distribution agreement with Tarom Applied Technologies Ltd for the marketing and sales of Onko-Sure™ in Israel.

Through distributors, the Company has limited sales of these test kits outside the United States. The Company has developed the next generation version of the Onko-Sure™  test kit, and in 2009, the Company entered into a collaborative agreement with the Mayo Clinic to conduct a clinical study to determine whether the new version of the kit can lead to improved accuracy in the detection of early-stage cancer.

The Company’s Onko-Sure™ cancer test kits are currently sold in the form of a 96 well test plate, which, after standards are applied, 43 individual tests can be run in duplicate. These tests are typically run in a reference laboratory with test results determined by using a micro-titer reading analyzer. Results are sent to the attending physician who then relays those results to the patient. Typically, a patient can receive results within 3-5 days from the blood draw date.

 Because the Onko-Sure™  test kit is a non-invasive blood test, there are no side effects of the administration of the test. As with other cancer diagnostic products, false positive and false negative test results could pose a small risk to patient health if the physician is not vigilant in following up on the Onko-Sure™  test kit results with other clinically relevant diagnostic modalities. While the Onko-Sure™  test kit is helpful in diagnosing whether a patient has cancer, the attending physician needs to use other testing methods to determine and confirm the type and kind of cancer involved.

On July 8, 2009, the Company changed the brand name of their in-vitro diagnostic cancer test from DR-70 to the more  consumer friendly, trademarked brand name “Onko-Sure™,”   which we believe communicates it as a high quality, innovative consumer cancer test. The Company is also installing a new tag line -- “The Power of Knowing” -- which communicates to cancer patients and their physicians that the test is effective in assessing whether a patient’s cancer is progressing during treatment or is in remission.

Elleuxe Brand of Premium Anti-Aging Skin Care Products

The Company intends to produce and market a variety of cosmetic products that were originally developed by JPI in 2008, based upon their HPE anti-aging therapeutic products.  We have reformulated these products for international markets under the brand name Elleuxe. The Company currently anticipates the launch of sales of these U.S. manufactured skin care products during 2010.  Elleuxe, a therapeutic, high-end skin care product line based on the active ingredient “Elleuxe Protein” – the Company’s proprietary active ingredient that offers cell renewing properties designed to minimize the appearance of aging.  The initial    Elleuxe   product line includes:

●	Hydrating Firming Cream

●	Renergie Hydrating Cleanser

●	Intense Hydrating Cleanser

●	Visable Renewing Hydrating Softener

●	Smoothing Renewing Eye Moisturizer

Based upon available capital the Company now expects to launch this product in mid 2010, although this launch could be delayed further if additional capital is not available.  The Company also expects  to offer a vegetable-based product line in mid 2010 and a men’s product line in late 2010. In total there will be eight separate product formulations. Elleuxe is anticipated to be sold directly to high-end retail stores, high-end beauty spas and medical day spas. The Company anticipates that it will sell the product sets (grouped based on skin types) at between $500 and $650 per set and the individual products in the set at $100-$350 per ounce in eight separate product formulations.  The Company anticipates that it will grow at a 7%-8% compounded annual growth rate. According to Euromonitor, the global luxury skin care market is expected to reach $22.1 billion by 2013.

New Corporate and Product Brand Launch

On August 22, 2009, the Company, received shareholder approval in order to change its name to Radient Pharmaceuticals Corporation (“Radient Pharma”).  The Company’s name was changed on September 25, 2009 and shortly thereafter the Company posted a new corporate website under the new name at www.radient-pharma.com.

Research and Development

During the quarter ended September 30, 2009, we spent $91,213 on research and development related to the Onko-Sure ™, as compared to $35,032 for the same period in 2008. These expenditures were incurred as part of the Company’s efforts to improve the existing Onko-Sure ™ and develop the next generation Onko-Sure ™.

The Company expects expenditures for research and development to grow in the 4th quarter of 2009 due to additional staff and consultants needed to support an agreement with Mayo Clinic to conduct a clinical study for the validation of the Company’s next generation version of its United States Food and Drug Administration(“USFDA”) approved Onko-Sure ™ test kit and additional development costs associated with entry into new markets. Through this validation study, the Company and Mayo Clinic will perform clinical diagnostic testing to compare to the Company’s Onko-Sure ™ test kit with a newly developed, next generation test. The primary goal of the study is to determine whether the Company’s next generation Onko-Sure ™ test kit serves as a higher-performing test to its existing predicate test and can lead to improved accuracy in the detection of early-stage cancers.

 For USFDA regulatory approval on the new test, the Company intends to perform an additional study to demonstrate the safety and effectiveness of the next generation test for monitoring colorectal cancer. The validation study will run for three months and final results are expected in the first quarter of 2010.

In addition, the Company will also incur expenses related to its Elleuxe products: expenses for consultants and laboratories for the reformulation of the HPE-based cosmetics, as well as laboratories involved in testing the safety and effectiveness of the product will be expended.

License Agreement with MyGene International, Inc.

On April 3, 2008, the Company announced that they had entered into an exclusive sublicense (subject to certain terms and conditions) agreement with MyGene International, Inc. (“MGI,” USA) for the MyHPV chip kit, a diagnostic product for screening cervical cancer through in-vitro genotype testing in women with the Human Papilloma Virus (HPV). The agreement between the Company and MGI provided for an exclusive sublicense to use the patents, trademark, and technology in manufacturing, promoting, marketing, distributing, and selling the MyHPV chip kit in the countries of China (including Hong Kong), Taiwan, Singapore, Malaysia, Thailand, Cambodia, and Vietnam. This agreement is considered null and void as of the original date of execution because MGI did not have direct ownership of the intellectual property necessary to offer the sub-license to the Company. The Company explored the opportunity to become the exclusive distributor of the MyHPV chip kit in the countries noted previously through an agreement with BIOMEDLAB (“BML”) of Seoul, South Korea. BML is the manufacturer of the MyHPV chip kit in South Korea, which has Korean FDA approval for this product. Subsequent to due diligence regarding market acceptance, price points and ability to commercialize this product in the aforementioned markets, the Company has determined that the cost of entry into this market is prohibitive and decided to discontinue development of this project. As such, the Company has requested refunds of amounts advanced and has received a partial refund and expects the balance to be paid on or before year end.

China-based Integrated Pharmaceuticals Operations

China Pharmaceutical Manufacturing and Distribution

The Company’s previously controlled China-based pharmaceutical manufacturing and distribution business is engaged in the manufacture and distribution of generic and homeopathic pharmaceutical products and supplements, as well as cosmetic products.  The Company operated this business division through the Company’s wholly-owned subsidiary, JPI, which in turn, operates through a wholly-owned Chinese subsidiary, Jiangxi Jiezhong Bio-Chemical Pharmacy Company Limited (“JJB”).  Prior to June 26, 2009, we also owned and operated Yangbian Yiqiao Bio-Chemical Pharmacy Company Limited (“YYB”). YYB was sold on June 26, 2009 and had been accounted for as discontinued operations and in connection with the sale of YYB we transferred certain of JJB’s land use rights to the buyer of YYB, in which the bank has a secured interest. JPI acquired the businesses currently conducted by YYB and JJB in 2005 along with certain assets and liabilities of a predecessor to JJB (JiangXi Shangrao KangDa Biochemical Pharmacy Co. Ltd).  YYB was sold  to a Chinese national for 16 million RMB (or $2,337,541 U.S. Dollars) in the form of an agreement whereby the buyer of YYB will  pay this amount to Chinese International Bank of Commerce in order to partially satisfy outstanding bank loans at JJB.

During the second quarter of 2009, the Company’s management became aware of internal management disputes in China that resulted in a deterioration of both operational and financial controls by JPI’s management over the operating entity JJB. The management of both JPI and JJB have indicated that they believe the most prudent path to raising additional capital for the Company’s Chinese operating division is for JJB to complete one or more private placements of equity during the fourth quarter of 2009. They also indicated that they believe the best path for the Company to monetize the Company’s investments in JPI and JJB would be for JJB to seek a public listing on the Growth Enterprise Market (“GEM”) located in Hong Kong or a similar Asia based market by the third quarter of 2012.  The Company’s executive management and board of directors were in agreement with JPI and JJB’s management on this “spin-off” strategy and are working with JPI and JJB to seek to complete their plans to provide a path for a potential financial return for the Company.

During the third quarter of 2009, it became apparent to the Company’s management that the working relationship with management of its operations in China was becoming increasingly strained. Accordingly, the Company deemed it appropriate to seek alternative means of monetizing its investment.  There were several issues that caused the Company to conclude accordingly, including, but not limited to:

●	Non responsiveness by the management in China to requests by Company management for financial information;

●	Non responsiveness by management in China to requests for transfer of Company funds to bank accounts under corporate control;

●	Lack of timely communication with Corporate management concerning significant decisions made by management in China concerning the disposal of the YYB subsidiary; and

●	Lack of timely communication with corporate officers concerning operations in China.

 Effective September 29, 2009 (the “Effective Date”), based on unanimous consent of the Company’s board of directors and an executed binding agreement (the “Agreement”) between the Company and Henry Jia, Frank Zheng and Yuan Da Xia (collectively, the “JPI Shareholders”), the Company deconsolidated all activity of JPI.

Based on the Agreement and in accordance with current accounting guidelines, the Company deconsolidated JPI as of the date the Company ceased to have a controlling financial interest, which was effective September 29, 2009.  In accordance with the Agreement, the Company exchanged its shares of JPI for non-voting shares of preferred stock, relinquished all rights to past and future profits, surrendered its management positions and agreed to non-authoritative minority role on its board of directors.

Based on the Company’s evaluation of current accounting guidance, it was determined that the Company did not maintain significant influence over the investee and, accordingly, has recorded such investment in accordance with the cost method.  Although, the Company maintains significant economic ownership in JPI, based on its evaluation of its lack of ability to influence, lack of a role in policy and decision making, no significant planned intercompany activity, among other things, the Company concluded that it would not be appropriate to account for such investment in consolidation or under the equity method of accounting.

The deconsolidation of JPI and JJB will materially and adversely affected the Company’s 2009 earnings and sales.   There can be no assurance that we will ever realize any significant value from the Company’s  interest in JPI and JJB.

Despite the deconsolidation of JPI and JJB on September 29, 2009, the Company still believes JPI and JJB have a promising future. The Company anticipates that they may be able to sell off a portion or all of their ownership in JPI and JJB during the next 24 months; alternatively the Company would seek an exit from their investment at or after any public listing. The Company also could retain all or a portion of the Company’s remaining equity stake in JPI and JJB, if ownership continues to look promising. The goal is to gain the best valuation possible for this strategic asset. Additionally, the Company also believes that JPI/JJB’s business and brand recognition make it a potential buyout target.

On September 29, 2009, the Company entered into an agreement which outlines the Company’s limited role in JPI’s future operations.  As such, the Company has classified JPI on the condensed consolidated balance sheets as “Investment in JPI” and included income from JJB’s operations on the condensed consolidated statements of operations and comprehensive income (loss) for the period ended September 29, 2009.

Discontinued Operations and Dispositions

On January 22, 2009, the Company’s board of directors authorized management to sell the operations of YYB. The Company classified the assets, liabilities, operations and cash flows of YYB as discontinued operations for all periods presented.

The sale of YYB was completed in June 2009. Shares in YYB along with rights to certain land and land use rights were transferred to the buyer (an individual) in consideration of:

●	The forgiveness of amounts owed to YYB from JJB; and

●	The buyer of YYB has contractually agreed to pay off the balance of the 16 million RMB ($2,337,541 USD) obligation secured by a mortgage on certain land owned by JJB.

Operations of JJB

JJB manufactures and markets numerous diagnostic, pharmaceutical, nutritional supplement and cosmetic products. JJB is acquiring production rights for other pharmaceutical products which will require the approval of the SFDA.

Historically, the top selling products in China are HPE-based Solutions (anti-aging cosmecutical), Domperidone (anti-emetic), Levofloxacin Lactate Injections (IV antibiotics) and Glucose solutions (pharmaceutical).

Facilities

The SFDA requires that all facilities engaged in the manufacture of pharmaceutical products obtain GMP certification. In February 2008, JJB’s GMP certification expired for the small volume parenteral solutions injection plant lines that were engaged in manufacturing the Company’s HPE injectible product, Goodnak, and all other small volume parenteral solutions. JJB ceased small volume parenteral solutions operations at this facility while undertaking $1.5 million in modifications necessary to bring the facility and its operations into compliance. The renovations were completed and JJB resumed operation of the parenteral small injectible lines in the second quarter of 2009.

 The Company was notified by the Chinese Military Department of its intent to annex one of JJB’s plants that is located near a military installation. The proposed area to be annexed contains the facilities that are used to manufacture large and small volume parenteral solutions, including the production lines for which the Company is attempting to obtain GMP certification. Discussions regarding annexation are proceeding and we expect that JJB will be compensated fairly for the transfer of the facility upon annexation. JJB intends to find a new single center site in Jiangxi Province, China to relocate its operations.

For purposes of reporting the results of discontinued operations, the Company has assumed that all products previously manufactured and sold by YYB were sold with the business. The Company may have to spend significant time and resources finding, building and equipping the new location and restarting the relocated operations. In addition, such new facilities will need to obtain GMP certification for all manufacturing operations.

Marketing and Distribution

JJB has established a marketing program consisting of approximately forty sales managers and a network of distributors who market JJB’s products.

JJB sells directly to hospitals and retail stores and indirectly to other customers through distributors. One primary distributor has 29 retail outlets throughout China. JJB is developing educational programs for hospitals, doctors, clinics and distributors with respect to JJB’s product lines. These educational programs are intended to improve sales and promotion of JJB’s products.

New Beauty Formulations of the HPE-Based Anti-Aging Product

During 2008, JJB finalized the formulations of the following HPE-based cosmetic products. These new products consist of capsules and an easy-to-apply lotion version and are marketed under the trade name “Nalefen Skin Care”. These new products complement JJB’s existing high quality injectible and extract formulations. Additionally, JJB has contracted with YiBo to develop a capsule version of the Goodnak product. JJB plans to sell both products through both new and existing distribution channels within the Henan, Sichuan, Guizhou, Shanxi, Xinjiang, Gansu, Hunan, Zhejiang, Fujian, Liaoning and Heilongjiang Provinces of China. Together these regions have a combined population of more than 376 million people.

Distribution Channels for Beauty Product Lines

Distribution contracts which were in place during 2008 for the sale of HPE products have expired and JJB has not renewed the agreements. As a result, revenue in the third quarter of 2009 was adversely impacted. At this time, JJB does not anticipate the new lotion formulations will also be sold through these same distributors. JPI’s management has indicated that they have developed various new distribution relationships with more reliable distributors that will be selling their HPE solutions in the future.

However, in addition to China, the Company believes that some of the beauty products from JJB will be good candidates for export to the North American and South American markets. The Company has completed the reformulation of the China based formula and will submit to a US laboratory to be tested for safety and effectiveness. In conjunction with the testing, the Company is collaborating with an industry specialist to develop a unique packaging scheme for the market. Depending on available funds, it is estimated that this process will be complete by mid- 2010.

The Current Chinese Economic and Market Environment

The Company operates in a challenging economic and regulatory environment that has undergone significant changes in technology and in patterns of global trade. The current economic and market environment in China is uncertain. In its January 28, 2009 report, the International Monetary Fund estimated that China’s economy will grow at a rate of approximately 6.7 percent in 2009, as measured by the gross domestic product. In addition, China’s health care spending is projected to increase by nearly 40% to $17.3 billion, with a government proposal to bring universal healthcare to 90% of its 1.3 billion citizens by 2011, as reported by the American Free Press. While this data appears promising, the proposal, however, could result in additional controls over the pricing of certain drugs which could, in turn, negatively impact JJB’s business prospects in China.

Cancer Therapeutics

In 2001, the Company acquired the CIT technology, which forms the basis for a proprietary cancer vaccine. The Company’s CIT technology is a U.S. patented technology (patent issued May 25, 2004). The Cancer Therapeutics division is engaged in commercializing the CIT technology.

THE OFFERING

Offering Under This Prospectus

           We may offer shares of common stock, in one or more offerings, up to a total amount of 5,000,000 shares (including shares underlying any warrants) from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer common stocks under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

           The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or to or through agents. We and our agents reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents, we will include in the applicable prospectus supplement:

●	The names of those agents;
●	Applicable fees, discounts and commissions to be paid to them;
●	Details regarding over-allotment option, if any; and
●	The net proceeds to us.

Common Stock

We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our Company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

The Company may not be able to continue to operate our business if we are unable to attract additional operating capital.

 The current level of the Company’s revenues is not sufficient to finance our operations on a long-term basis. Accordingly, the Company’s ability to continue to conduct business and operations is substantially dependent on the Company’s ability to rapidly raise additional capital to: (i) finance the costs of additional research and development of   the Company’s  Onko-Sure™  cancer test kit and Elleuxe skin care products; (ii) expand sales and the marketing of new and existing products; and  (iii) fund ongoing selling, general and administrative expenses of the Company’s business. If we do not receive additional financing, we will likely be unable to increase sales of  the Company’s Onko-Sure™ IVD Cancer Test Kits and Elleuxe skin care products, or otherwise support the Company’s operating cash needs.  In such event we may no longer be able to meet the Company’s cash needs in the U.S. to enable us to pay the Company’s continuing obligations when due or to continue to operate the Company’s business.  In such event, we may be required to seek protection under the U.S. bankruptcy laws.

The Company has incurred significant losses and may never generate profits.

 The Company incurred net loss before discontinued operations of $5,130,325 and income of $1,159,180 for the three months ended September 30, 2009 and 2008, respectively, bringing the net losses before  discontinued operations to $10,779,937 and $1,325,300 for the nine months ended September 30, 2009 and 2008, respectively, and had an accumulated deficit of $50,734,669 at September 30, 2009.  Losses from the deconsolidation of the Company’s China pharmaceutical operations will also serve to increase the Company’s accumulated losses and deficit stockholders’ equity.  There can be no assurance that our Company will ever be able to achieve its sales goals or earn a profit.

Limited product development activities; the Company’s product development efforts may not result in commercial products.

The Company intends to continue to pursue SFDA approval of the Onko-Sure™ kit and licensing of the Company’s CIT technology. Due to limited cash resources, the Company is limited in the number of additional products they can develop at this time. Successful cancer detection and treatment product development is highly uncertain, and very few research and development projects produce a commercial product. Product candidates like the Onko-Sure™ kit or the CIT technology that appear promising in the early phases of development, such as in early animal or human clinical trials, may fail to reach the market for a number of reasons, such as:

●	the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results;

●	the product candidate was not effective in treating a specified condition or illness;

●	the product candidate had harmful side effects on humans;

●	the necessary regulatory bodies, such as the SFDA, did not approve our product candidate for an intended use;

●	the product candidate was not economical for us to manufacture and commercialize; and

●	the product candidate is not cost effective in light of existing therapeutics.

Of course, there may be other factors that prevent the Company from marketing a product including, but not limited to, the Company’s limited cash resources. The Company cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians and others, which may delay, limit or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval in multiple jurisdictions for a product varies by jurisdiction and by product. We cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval.

The Company’s cash position in the U.S. as of November 30, 2009 of approximately $3,000 is not sufficient to fully implement all of the Company’s various business strategies for the Onko-Sure™ kit or to market the Onko-Sure™ kit or the Company’s HPE-based products internationally by ourselves. Even if the Company is successful in obtaining additional financing, and notwithstanding any cash generated from the Company’s pharmaceutical operations in China which may be available to us, the Company’s short-term strategies are to engage outside distributors and license the Company’s products to others, although there can be no assurances that the Company’s products can be successfully licensed and/or marketed.

The Company’s former  operations in China involve significant risk.

The Company’s formerly consolidated subsidiaries, JJB, YYB and Golden Success Technologies, Ltd. were formed to operate as WFOEs in China. During the second quarter of 2009 all active operations at YYB were terminated due to expiration of its GMP license and YYB was eventually sold to an independent third party. Risks associated with operating as a WFOE include unlimited liability for claims arising from operations in China and potentially less favorable treatment from governmental agencies in China than JJB and YYB would receive if JJB and YYB operated through a joint venture with a Chinese partner.

JJB is subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacture, marketing and distribution of pharmaceutical products in China and sets penalty provisions for violations of provisions of the Pharmaceutical Administrative Law. Compliance with changes in law may require JJB to incur additional expenditures or could impose additional regulation on the prices charged for JJB’s pharmaceutical products.

As in the case of JJB, the Chinese government has the right to annex or take facilities it deems necessary. Currently, a portion of JJB’s facility that produces large and small volume parenteral solutions has been identified for annexation by the Chinese Military Department. The outcome of this event cannot be predicted at this time, but if the Chinese government takes this facility, although JJB expects that it will be compensated fairly for the facility, JJB will have to spend significant time and resources finding another location and restarting those operations in another area. JJB intends to consolidate any operations related to product lines formerly manufactured by YYB in a single facility in a new location. Such new location will need to obtain GMP certification. Such annexation, or the threat of such annexation, may negatively impact JJB’s results of operation and financial condition.

The value of the RMB fluctuates and is subject to changes in China’s political and economic conditions. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk; however, no assurances can be given that the risks related to currency deviations of the RMB will not increase in the future. Additionally, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Operating as a WFOE

JJB operates as wholly-foreign owned enterprise (“WFOE”) in China. Risks associated with operating as a WFOE include unlimited liability for claims arising from operations in China and potentially less favorable treatment from governmental agencies in China than JJB would receive if JJB operated through a joint venture with a Chinese partner.

Deconsolidation Risks

During the second quarter the Company’s management became aware of internal management disputes in China that resulted in the deterioration of both operational and financial controls by JPI’s management over the operating entity JJB. The Company has entered into a definitive binding agreement and deconsolidated their China based operations.  The Company intends to reduce its ownership of JPI and/or JJB to less than a 50% equity interest over the next 24 months.  The China deconsolidation will materially and adversely affect the Company’s 2009 earnings and sales.  The Company has recorded a loss from the deconsolidation of JPI and JJB in an amount of $1,953,516 for the nine months ended September 30, 2009.  In addition, there can be no assurance that we will ever realize any value from the Company’s interest in JPI and JJB.

Chinese Regulations

JJB is subject to the Pharmaceutical Administrative Law, which governs the licensing, manufacture, marketing and distribution of pharmaceutical products in China and sets penalty provisions for violations of provisions of the Pharmaceutical Administrative Law. Compliance with changes in law may require JJB to incur additional expenditures or could impose additional regulation on the prices charged for JJB’s pharmaceutical products.

The Chinese government has the right to annex or take facilities it deems necessary. Currently, a portion of JJB’s facility that produces large- and small-volume parenteral solutions has been identified for annexation by the Chinese Military Department. The outcome of this event cannot be predicted at this time; but, if the Chinese government takes this facility, although we expect that JJB will be compensated fairly for it, JJB will have to spend significant time and resources finding another location and restarting those operations in another area. Such new location will need to obtain GMP certification. Such annexation, or the threat of such annexation, may negatively impact the value of the Company’s investment.

At November 30, 2009, we had cash on hand in the U.S. of approximately $3,000. The Company’s U.S. operations require approximately $214,000 per month to fund the costs of operations, including, but not limited to,  the costs associated with the Company’s financing activities; SEC and NYSE Amex US reporting; legal and accounting expenses of being a public company; other general administrative expenses; research and development, regulatory compliance, and distribution activities related to Onko-Sure™  test kit; the operation of a USFDA approved pharmaceutical manufacturing facility; the development of international distribution of the Company’s planned HPE-based cosmetics product line; and compensation of executive management. Assuming no outstanding warrants are exercised, and no additional equity or debt financings are completed,  the Company’s  sources of cash from operations in the U. S. are insufficient to meet the Company’s projected operating expenses on a month to month basis.

The Company has a significant amount of relatively short term indebtedness and may be unable to satisfy our obligations to pay interest and principal thereon when due.

As of November 30, 2009, we have the following approximate amounts of outstanding short term indebtedness:

(i)	$58,000 in unsecured bridge loan bearing interest at 12% per annum due December 1, 2009;

(ii)	$1.61million in unsecured convertible notes bearing interest at 10% per annum due September 15, 2010;

(iii)
$3.6 million senior unsecured promissory notes bearing interest at 12% interest payable quarterly in cash, portions of which principal are due in December 2010 and the balance of the principal is due at varying dates in early 2011;and

(iv)	$555,556 represented by a 12% unsecured convertible promissory note due on the earlier of the Company’s next financing or in 6 monthly principal installments commencing in March 2010.

Absent a new financing or series of financings, the Company’s current operations do not generate sufficient cash to pay the interest and principal on these obligations when they become due. Accordingly, we may default in these obligations in the future.

The Company may not be able to continue to operate our business if we are unable to attract additional operating capital.

The current level of the Company’s revenues is not sufficient to finance the Company’s operations. Accordingly, the Company’s U.S. accounts payable have dramatically increased. We continue to attempt to raise additional debt or equity financing as the Company’s operations do not produce sufficient cash to offset the cash drain of growth in pharmaceutical sales and the Company’s general operating and administrative expenses. Accordingly, the Company’s business and operations are substantially dependent on the Company’s ability to raise additional capital to: (i) finance the costs of SFDA approval for the Onko-Sure™  kit in China; (ii) supply working capital for the expansion of sales and the costs of marketing of new and existing products; and (iii) fund ongoing selling, general and administrative expenses of the Company’s business. If we do not receive additional financing, the Company will have to restrict or discontinue certain operations in the U.S. No assurances can be given that we will raise additional debt or equity financing or generate enough cash to meet the Company’s cash needs in the US to enable us to pay the Company’s continuing obligations when due or to continue to operate the Company’s business.

At November 30, 2009, we had cash on hand of approximately $3,000. The Company’s US operations require approximately $214,000 per month to fund the costs associated with the Company’s financing activities; SEC and NYSE Amex US reporting; legal and accounting expenses of being a public company; other general administrative expenses; research and development, regulatory compliance, and distribution activities related to Onko-Sure™ kit; the operation of a USFDA approved pharmaceutical manufacturing facility; the development of international distribution of the Company’s planned HPE-based cosmetics product line; and compensation of executive management in the US and China.. Even assuming (i) the current level of revenue from the sale of Onko-Sure™ kits does not increase in the near future, (ii) we do not conduct any full scale clinical trials for the Onko-Sure™ kit or the Company’s CIT technology in the U.S. or China, (iii) no outstanding warrants are exercised, and (iv) no additional equity or debt financings are completed, the Company’s sources of cash from operations in the U. S. are insufficient to meet the Company’s projected operating expenses on a month to month basis.

The Company’s independent registered public accounting firm has included a going concern paragraph in their report on the consolidated financial statements.

While the Company’s independent registered public accounting firm expressed an unqualified opinion on the Company’s consolidated financial statements, the Company’s independent registered public accounting firm did include an explanatory paragraph indicating that there is substantial doubt about the ability to continue as a going concern due to significant operating loss in 2007, the Company’s negative cash flows from operations through December 31, 2008 and the Company’s accumulated deficit at December 31, 2008. The Company’s ability to continue as an operating entity currently depends, in large measure, upon the Company’s ability to generate additional capital resources. In light of this situation, it is not likely that we will be able to raise additional equity in the near future. While the Company seeks ways to continue to operate by securing additional financing resources or alliances or other partnership agreements, we do not at this time have any commitments or agreements that provide for additional capital resources. The Company’s financial condition and the going concern emphasis paragraph may also make it more difficult for us to maintain existing customer relationships and to initiate and secure new customer relationships.

Adverse conditions in the global economy and disruption in financial markets could impair our revenues and results of operations.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. These conditions have impaired the Company’s ability to access credit markets and finance operations already. There can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies. The Company is impacted by these economic developments, both domestically and globally, as the Company’s business requires additional capital to build inventories and exploit new markets. In addition, the current tightening of credit in financial markets adversely affects the ability of the Company’s customers to obtain financing for significant purchases and operations, and has resulted in a decrease in orders for the Company’s products. The Company’s customers’ ability to pay for the Company’s products may also be impaired, which may lead to an increase in the Company’s allowance for doubtful accounts and write-offs of accounts receivable. The Company is unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S., and other countries. Should these economic conditions result in us not meeting the Company’s revenue objectives, the Company’s operating results and financial condition could be adversely affected.

The Company’s current products cannot be sold in certain countries if we do not obtain and maintain regulatory approval.

The Company manufactures, distributes and markets  products for their approved indications. These activities are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the USFDA and the Centers for Medicare and Medicaid Services (formerly Health Care Financing Administration) and the SFDA in China as well as by certain foreign countries, including some in the European Union. Currently, we (or the Company’s distributors) are required in the U.S. and in foreign countries to obtain approval from those countries’ regulatory authorities before we can market and sell the Company’s products in those countries. Obtaining regulatory approval is costly and may take many years, and after it is obtained, it remains costly to maintain. The USFDA and foreign regulatory agencies have substantial discretion to terminate any clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals. In addition, later discovery of unknown problems with the Company’s products or manufacturing processes could result in restrictions on such products and manufacturing processes, including potential withdrawal of the products from the market. If regulatory authorities determine that we have violated regulations or if they restrict, suspend or revoke the Company’s prior approvals, they could prohibit us from manufacturing or selling the Company’s products until we comply, or indefinitely.

The Company’s future prospects will be negatively impacted if they are unsuccessful in pending litigation over the CIT technology.

As noted in our other reports filed with the SEC, the Company is engaged in litigation with AcuVector and with the Governors of the University of Alberta over the Company’s CIT technology. Although these cases are still in the early stages of discovery, we believe they are without merit and that we will receive a favorable judgment in both. However, if either AcuVector or the University is successful in their claims, the Company may be liable for substantial damages, the Company’s rights to the technology will be adversely affected, and the Company’s future prospects for exploiting or licensing the CIT technology will be significantly impaired.

The value of intangible assets may not be equal to their carrying values.

The Company’s intangible asset is the CIT technology, which was acquired from Dr. Chang in August 2001. Whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, the Company is required to evaluate the carrying value of such intangibles, including the related amortization periods. Whenever events or changes in circumstances indicate that the carrying value of an intangible asset may not be recoverable, the Company determines whether there has been impairment by comparing the anticipated undiscounted cash flows from the operation and eventual disposition of the product line with its carrying value. If the undiscounted cash flows are less than the carrying value, the amount of the impairment, if any, will be determined by comparing the carrying value of each intangible asset with its fair value. Fair value is generally based on either a discounted cash flows analysis or market analysis. Future operating income is based on various assumptions, including regulatory approvals, patents being granted, and the type and nature of competing products.

Patent approval for eight original claims related to the CIT technology was obtained in May 2004 and a continuation patent application was filed in 2004 for a number of additional claims. No regulatory approval has been requested for the Company’s CIT technology and the Company did not have the funds to conduct the clinical trials which would be required to obtain regulatory approval for the Company’s CIT technology. Accordingly, the Company is seeking a strategic partner to license the CIT technology from us. If the Company cannot attract a large pharmaceutical company to license the Company’s CIT technology and conduct the trials required to obtain regulatory approval, or if regulatory approvals or patents are not obtained or are substantially delayed, or other competing technologies are developed and obtain general market acceptance, or market conditions otherwise change, the Company’s CIT technology and other intangible technology may have a substantially reduced value, which could be material.

If the Company’s intellectual property positions are challenged, invalidated or circumvented, or if the Company fails to prevail in future intellectual property litigation, the business could be adversely affected.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies’ patents. Third parties may challenge, invalidate or circumvent the Company’s patents and patent applications relating to products, product candidates and technologies. In addition, the Company’s patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe on the Company’s patents.

The Company faces substantial competition, and others may discover, develop, acquire or commercialize products before or more successfully than they do.

The Company operates in a highly competitive environment. The Company’s products compete with other products or treatments for diseases for which the Company’s products may be indicated. Additionally, some of the Company’s competitors market their products or are actively engaged in research and development in areas where we are developing product candidates. Large pharmaceutical corporations have greater clinical, research, regulatory and marketing resources than they do. In addition, some of the Company’s competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult to compete with them to successfully discover, develop and market new products.

 The Company has limited sales of the Onko-Sure™ kit and are reliant on our distributors for sales of this product.

Prior to the acquisition and after the deconsolidation of JPI, virtually all of the Company’s operating revenues came from sales to two distributors of the Onko-Sure™ kits in foreign countries and from sales to a few domestic customers of certain OEM products. For the year ended December 31, 2008, and the quarter ended September 30, 2009, virtually all of the Company’s revenues in the U.S. were derived from sales of Onko-Sure™ kits. Historically, we have not received any substantial orders from any of the Company’s customers or distributors of Onko-Sure™ kits. Moreover, none of the Company’s distributors or customers is contractually required to buy any specific number of Onko-Sure™ kits from us. Accordingly, based upon this fact, historical sales, any projection of future orders or sales of Onko-Sure™ kits is unreliable. In addition, the amount of Onko-Sure™ kits purchased by the Company’s distributors or customers can be adversely affected by a number of factors, including their budget cycles and the amount of funds available to them for product promotion and marketing.

The Company is subject to risks associated with our foreign distributors.

The Company’s business strategy includes the continued dependence on domestic and foreign distributors for  the Company’s Onko-Sure™. To date, we are just beginning to generating, a quantifiable increase in sales for the Company’s Onko-Sure™ kits through distribution channels in existing markets or in developing distribution channels in new markets. The Company is also subject to the risks associated with distributor’s operations, including: (i) fluctuations in currency exchange rates; (ii) compliance with local laws and other regulatory requirements; (iii) restrictions on the repatriation of funds; (iv) inflationary conditions; (v) political and economic instability; (vi) war or other hostilities; (vii) overlap of tax structures; and (viii) expropriation or nationalization of assets. The inability to manage these and other risks effectively could adversely affect the Company’s business.

The Company does not intend to pay dividends on our common stock in the foreseeable future.

The Company currently intends to retain any earnings to support the Company’s growth strategy and do not anticipate paying dividends in the foreseeable future.

If the Company fails to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures or if the material weaknesses or other deficiencies in internal accounting procedures are not remediated, the Company’s stock price could decline significantly.

Section 404 of the Sarbanes-Oxley Act required annual management assessments of the effectiveness of the Company’s internal controls over financial reporting commencing December 31, 2007 and requires a report by the Company’s independent registered public accounting firm addressing the effectiveness of the Company’s internal control over financial reporting commencing for the year ending December 31, 2010.

The Company’s management has concluded that the consolidated financial statements included in the Company’s Annual Report on Form 10-K as of December 31, 2008 and 2007 and for the two years ended December 31, 2008, fairly present in all material respects the Company’s consolidated financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S.

The Company’s management has evaluated the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 and 2007 based on the control criteria established in a report entitled Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, the Company’s management has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2008 and 2007 and continues to be ineffective as of the end of the period covered by this report. During its evaluation, as of December 31, 2008 the Company’s management identified material weaknesses in internal control over financial reporting and other deficiencies as described in Item 9A of the Company’s Annual Report on Form 10-K. As a result, the Company’s investors could lose confidence in us, which could result in a decline in the Company’s stock price.

The Company is taking steps to remediate material weaknesses, as described in Item 9A of the Company’s Annual Report on Form 10-K and updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. If the Company fails to achieve and maintain the adequacy of the Company’s internal controls, the Company may not be able to ensure that they can conclude in the future that they have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If the Company cannot provide reliable financial reports or prevent fraud, the Company’s business and operating results could be harmed, investors could lose confidence in the Company’s reported financial information, and the trading price of the Company’s stock could decline significantly. In addition, we cannot be certain that additional material weaknesses or other significant deficiencies in the Company’s internal controls will not be discovered in the future.

 The Company’s stock price is volatile, which could adversely affect your investment.

The Company’s stock price, like that of other international bio-pharma and/or cancer diagnostic and treatment companies, is highly volatile. The Company’s stock price may be affected by such factors as:

●	clinical trial results;

●	product development announcements by us or our competitors;

●	regulatory matters;

●	announcements in the scientific and research community;

●	intellectual property and legal matters;

●	broader industry and market trends unrelated to our performance; and

●	economic markets in Asia.

In addition, if the Company’s revenues or operating results in any period fail to meet the investment community’s expectations, there could be an immediate adverse impact on the Company’s stock price.

The Company’s stock price and financing may be adversely affected by outstanding warrants and convertible securities.

As of September 30, 2009 we had (i) warrants outstanding that are currently exercisable for up to an aggregate of 9,068,745  shares at a weighted average price of $2.10 per share  (ii) 1,284,424 shares of common stock potentially issuable on conversion of the Company’s 10% convertible notes at $1.20 per share, subject to anti-dilution provisions and (iii) 1,074,219 shares under the 12% convertible note at an exercise price of not less than $0.64 per share, subject to anti-dilution provisions and a warrant to purchase 500,000 shares of common stock at $0.65 per share, subject to anti-dilution provisions.

The existence of, and/or exercise of all or a portion of these securities, create a negative and potentially depressive effect on the Company’s stock price because investors recognize that they “over hang” the market at this time, which effect may be exacerbated by their inclusion in this prospectus.

The Company has limited product liability insurance.

The Company currently produces products for clinical studies and for investigational purposes. The Company is producing products in commercial sale quantities, which will increase as they receive various regulatory approvals in the future. There can be no assurance, however, that users will not claim that effects other than those intended may result from the Company’s products, including, but not limited to claims alleged to be related to incorrect diagnoses leading to improper or lack of treatment in reliance on test results. In the event that liability claims arise out of allegations of defects in the design or manufacture of the Company’s products, one or more claims for damages may require the expenditure of funds in defense of such claims or one or more substantial awards of damages against us, and may have a material adverse effect on us by reason of the Company’s inability to defend against or pay such claims. The Company carries product liability insurance for any such claims, but only in an amount equal to $2,000,000 per occurrence, and $2,000,000 aggregate liability, which may be insufficient to cover all claims that may be made against them.

The Company’s publicly filed reports are subject to review by the SEC, and any significant changes or amendments required as a result of any such review may result in material liability to us and may have a material adverse impact on the trading price of the Company’s common stock.

The reports of publicly traded companies are subject to review by the SEC from time to time for the purpose of assisting companies in complying with applicable disclosure requirements, and the SEC is required to undertake a comprehensive review of a company’s reports at least once every three years under the Sarbanes-Oxley Act of 2002. SEC reviews may be initiated at any time. We could be required to modify, amend or reformulate information contained in prior filings as a result of an SEC review. Any modification, amendment or reformulation of information contained in such reports could be significant and result in material liability to us and have a material adverse impact on the trading price of the Company’s common stock.

USE OF PROCEEDS

            We cannot assure you that we will receive any proceeds in connection with securities offered pursuant to this prospectus. Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including commercialization of our product, clinical trials, research and development expenses, general and administrative expenses, and potential acquisitions of companies, products and technologies that complement our business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

PLAN OF DISTRIBUTION

We may offer common stock under this prospectus from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1)  through agents or (2) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices; or

●	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of the securities.  The maximum compensation to be received by any participating FINRA member will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415.

With respect to public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to agents in connection with the offering of the securities. Agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the NYSE-AMEX. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on any other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON STOCK

Pursuant to our Amended and Restated Certificate of Incorporation, we are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of November 30, 2009, we had 17,439,319 shares of common stock outstanding and approximately 848 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

NYSE Amex Market

Our common stock is listed for quotation on the  NYSE Amex under the symbol “RPC.” On November 30, 2009, the last reported sale price of our common stock was $0.43 per share.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Leser Hunter Taubman & Taubman, New York, New York.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, and have been incorporated in this prospectus by reference in reliance upon the report of KMJ Corbin & Company LLP pertaining to such consolidated financial statements and upon the authority of such firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at: 100 F Street N.E., Room 1580, Washington, DC 20549. You should call (202) 551-8090 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain reports, proxy and information statements, and other information regarding issuers (including Radient Pharmaceuticals Corporation) may be found. In addition, such material concerning us may be inspected at the offices of the NYSE Amex, 86 Trinity Place, New York, New York 10006.

This prospectus is part of a registration statement filed with the SEC. The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits filed. You can get a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:

●	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 15, 2009 (File No. 001-16695-09834060);

●	Registrant’s Current Report on Form 8-K dated January 9, 2009 filed with the SEC on January 9, 2009 (File No. 001- 16695-09518549);

●	Registrant’s Current Report on Form 8-K dated January 30, 2009 filed with the SEC on January 30, 2009 (File No. 001-16695-09558976)

●	Registrant’s Current Report on Form 8-K dated September 29, 2009 filed with the SEC on October 1, 2009 (File No. 001-16695-091097969);

●	Registrant’s Current Report on Form 8-K dated May 4, 2009 filed with the SEC May 8, 2009 (File No. 001-16695-09892168);

●	Registrant’s Current Report on Form 8-K dated June 12, 2009 filed with the SEC June 15, 2009 (File No. 001-16695-09751548);

●	Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009 filed with the SEC on May 15, 2009 (File No. 001-16695- 09801103);

●	Registrant’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009 filed with the SEC on August 19, 2009 (File No. 001-16695-091024982;

●	Registrant’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009 filed with the SEC on November 23, 2009 (File No. 001-16695);

●	Registrant’s Current Report on Form 8-K dated September 10, 2009 filed September 18, 2009;

●	Registrant’s Current Report on Form 8-K dated December 2, 2009 filed December 2, 2009; and

●	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A12B filed with the SEC on September 21, 2001 (File No. 001-16695-1741905).

We will provide without charge to each person, including any beneficial owner of common stock, to whom this prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to: Radient Pharmaceuticals Corporation, Inc, 2492 Walnut Avenue, Suite 100, Tustin, California 92780-7039, Attention: Akio Ariura, Chief Operating Officer, Telephone (714) 505-4460.